Exhibit 5.1
[Letterhead of Jenner & Block LLP]
April 14, 2009
RCN Corporation
196 Van Buren Street
Herndon, Virginia 22170

Attn:	Jennifer McGarey, Vice President, Human Resources & Acting General Counsel
Re: RCN Corporation 2005 Stock Compensation Plan (as amended, the “Plan”)
Ladies and Gentlemen:
We have acted as counsel to RCN Corporation (the “Company”) and are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register 8,327,799 shares of common stock, par value $0.01 per share (the “Shares”), of the Company which may from time to time be offered and sold by the Company in connection with the Plan.
We are familiar with the Registration Statement and the exhibits thereto. We have also examined original or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the Restated Certificate of Incorporation of the Company, and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others, (ii) information contained in a certificate obtained from the Secretary of State of the State of Delaware and (iii) factual information we have obtained from such other sources as we have deemed reasonable.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Registration Statement, including any amendments thereto, shall have become effective under the Act, the Shares, when issued pursuant to and in accordance with the Plan and any applicable award agreement, will be legally issued, fully paid and non-assessable.
Our opinion expressed above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the implied covenant of good faith and fair dealing and (iv) public policy.
Our opinion expressed above is subject to the additional qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.
We hereby consent to the use of our name in the Registration Statement and to filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Jenner & Block LLP Jenner & Block LLP

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